As filed with the Securities and Exchange Commission on June 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OKLO INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	86-2292473
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3190 Coronado Dr.

Santa Clara, CA 95054

(Address of Principal Executive Offices) (Zip Code)

Oklo Inc. 2024 Equity Incentive Plan

Oklo Inc. 2024 Employee Stock Purchase Plan

(Full Title of the Plans)

R. Craig Bealmear

Chief Financial Officer

3190 Coronado Dr.

Santa Clara, CA 95054

(Name and Address of Agent for Service)

(650) 550-0127

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Schwartz, Esq.

Albert Vanderlaan, Esq.

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

(212) 506-5038

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Oklo Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register (i) a total of 8,025,494 additional shares of its Class A common stock, par value $0.0001 per share (“common stock”), under its 2024 Equity Incentive Plan (the “2024 Plan”), pursuant to the provisions of the 2024 Plan providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2024 Plan on January 1, 2026, and (ii) a total of 1,605,099 additional shares of its common stock under its 2024 Employee Stock Purchase Plan (the “2024 ESPP”), pursuant to the provisions of the 2024 ESPP providing for an automatic increase in the number of shares of common stock reserved and available for issuance under the 2024 ESPP on January 1, 2026. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on July 10, 2024 (File No. 333-280736). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

Item 3.	Incorporation of Documents by Reference

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, the Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on March 17, 2026 (File No. 001-40583) (the “Annual Report”);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 12, 2026 and amended on June 17, 2026 (File No. 001-40583);

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on April 14, 2026, May 13, 2026 and June 8, 2026, respectively (File No. 001-40583); and

(d)	The description of the Registrant’s securities contained in Exhibit 4.1 to the Annual Report, including any amendments thereto or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered pursuant to the Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Restated Charter”) and Amended and Restated Bylaws (the “Restated Bylaws”) provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as the case may be, except for liability (1) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in the case of directors only, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (4) for any transaction from which the director derived an improper personal benefit or (5) in the case of officers only, any action by or in the right of the corporation. The Restated Charter provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Restated Charter and Restated Bylaws provide that the Registrant will indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers. These agreements require the Registrant to indemnify these individuals against liabilities that may arise by reason of their service to the Registrant, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Registrant also intends to enter into indemnification agreements with the Registrant’s future directors and executive officers.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 13, 2024).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 13, 2024).
5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
24.1*	Power of Attorney (included in the signature page to this Registration Statement)
99.1	Oklo Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on July 9, 2024)
99.2	Oklo Inc. 2024 Employee Stock Purchase Plan (Incorporated by reference to Exhibit 99.2 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on July 10, 2024)
99.3	Form of Restricted Stock Unit Award Agreement under Oklo Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 99.4 to the Registrant’s Registration Statement on Form S-8, filed with the Commission on July 10, 2024)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on June 24, 2026.

OKLO INC.

By:	/s/ Jacob DeWitte
Name: Jacob DeWitte
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jacob DeWitte and R. Craig Bealmear, and each of them, such individual’s true and lawful attorneys-in-fact and agents with full power of substitution, for such individual and in such individual’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such individual might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof. This Power of Attorney may be signed in one or more counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Jacob DeWitte	Chairman and Chief Executive Officer	June 24, 2026
Jacob DeWitte	(Principal Executive Officer)

/s/ R. Craig Bealmear	Chief Financial Officer	June 24, 2026
R. Craig Bealmear	(Principal Financial and Accounting Officer)

/s/ David A. Christian	Director	June 24, 2026
David A. Christian

/s/ Caroline DeWitte	Chief Operating Officer and Director	June 24, 2026
Caroline DeWitte

/s/ John Jansen	Director	June 24, 2026
Lt. Gen. (Ret.) John Jansen

/s/ Derek Kan	Director	June 24, 2026
Derek Kan

/s/ Richard W. Kinzley	Director	June 24, 2026
Richard W. Kinzley

/s/ Michael Klein	Director	June 24, 2026
Michael Klein

/s/ David Park	Director	June 24, 2026
David Park

/s/ Dr. Mark Peters	Director	June 24, 2026
Dr. Mark Peters

/s/ Daniel B. Poneman	Director	June 24, 2026
Daniel B. Poneman

/s/ Michael Thompson	Director	June 24, 2026
Michael Thompson